Exhibit 99.1

NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. REPORTS PRELIMINARY FISCAL 2015 OPERATING RESULTS

Atlanta – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported selected unaudited results for its fiscal fourth quarter and fiscal year which ended December 27, 2015.

Popeyes Chief Executive Officer Cheryl Bachelder stated, “The consistent execution against our strategies delivered exciting results in 2015. Our combination of menu innovation, media and messaging resulted in impressive global same-store sales growth of 5.9% for 2015. We also continued expansion of our global footprint with the opening of 219 new Popeyes’ restaurants, a new milestone for the Popeyes system. Our restaurant teams, franchisee owners and support center employees continue to serve our shareholders with strong market share growth and consistent financial performance.”

FY 2015 Metric	Actual	Previous Guidance
Global same-store sales	5.9%	5.0% to 5.5%
Global new restaurant openings	219	200 to 225
Global net restaurants	166	115 to 150

Global same-store sales increased 2.8% in the fourth quarter, rolling over a 9.8% increase last year. For the full year, global same-store sales increased 5.9%. Annual compounded two-year global same-store sales growth was 12.5%.

During the fourth quarter, the Popeyes’ system opened 54 domestic and 28 international restaurants, bringing full year 2015 openings to 219 restaurants, compared to 201 restaurants last year. The Popeyes system permanently closed 53 restaurants in fiscal 2015, resulting in net unit growth of 166 restaurants, compared to 148 net restaurants in 2014.

Based on its fourth quarter sales and store opening performance, the Company now expects fiscal 2015 reported earnings per diluted share (“EPS”) will be $1.89 to $1.91. Adjusted earnings per diluted share are expected to be $1.89 to $1.91, compared to $1.65 in fiscal 2014, an increase of approximately 15%. The Company’s previous guidance for adjusted EPS was $1.86 to $1.91.

The Company’s Annual Report on Form 10-K for its fiscal year 2015, which ended December 27, 2015, will be filed on Tuesday, February 23, 2016, after market close. The Company will host a conference call on Wednesday, February 24, 2016, at 9:00 a.m. Eastern Time to review results and provide guidance for fiscal 2016.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 27, 2015, Popeyes had 2,539 operating restaurants in the United States, three territories, and 27 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Same-store Sales and Restaurant Count

	12 Weeks Ended		Fiscal Year
	12/27/15	12/28/14	12/27/15	12/28/14
Same-store sales growth
Company-operated restaurants	(3.0)%	6.9%	(0.2)%	5.7%
Domestic franchised restaurants	2.2%	10.8%	6.0%	6.4%
Total domestic (company-operated and franchised restaurants)	2.0%	10.7%	5.7%	6.3%
International franchised restaurants	8.4%	4.0%	7.0%	5.1%
Total global system	2.8%	9.8%	5.9%	6.2%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	68	58	65	53
New restaurant openings	2	7	5	13
Permanent closings	—	—	—	(1)

Restaurants at end of quarter	70	65	70	65

Franchised restaurants (domestic)
Restaurants at beginning of period	1,857	1,772	1,805	1,716
New restaurant openings	52	43	120	108
Permanent closings	(8)	(4)	(21)	(23)
Temporary (closings)/re-openings, net	(1)	(6)	(4)	4

Restaurants at end of quarter	1,900	1,805	1,900	1,805

Franchised restaurants (international)
Restaurants at beginning of period	550	485	509	456
New restaurant openings	28	28	94	80
Permanent closings	(13)	(2)	(32)	(29)
Temporary (closings)/re-openings, net	4	(2)	(2)	2

Restaurants at end of quarter	569	509	569	509

Total restaurant count at end of quarter	2,539	2,379	2,539	2,379

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for fiscal 2014 as the Company’s reported net income after adjusting for certain non-operating items consisting of the following: (i) other expenses (income) net of $2.0 million related to executive transition expenses, $0.2 million loss on disposal of property and equipment partially offset by $1.0 million in net gain on sale of assets; (ii) $0.5 million in tax expense for an out-of-period adjustment to the Company’s deferred tax liability associated with its indefinite lived intangible assets; and (iii) the tax effect of these adjustments.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal 2014, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations:

(in millions, except per share data)	Fiscal 2014
Net income	$38.0
Other expense (income), net	1.2
Deferred tax liability adjustment	0.5
Tax effect	(0.5)
Adjusted earnings	$39.2
Adjusted earnings per diluted share	$1.65
Weighted average diluted shares outstanding	23.8

NEWS RELEASE

This Press Release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements are statements that do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2015 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2015 and long-term performance, including projections regarding general and administrative expenses, capital expenditures, and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, our ability to protect our information systems against cyber attacks or information security breaches, our ability to protect individually identifiable data of our customers, franchisees and employees, instances of e. coli, norovirus, avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2013 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2013 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2014 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. The discussions of these risks are specifically incorporated by reference in this Press Release.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward looking statements. Further, we have not yet completed closing procedures for fiscal fourth quarter or full year 2015, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Therefore, you should not place undue reliance on any forward-looking statements.

Any forward-looking statement made by Popeyes Louisiana Kitchen, Inc. in this Press Release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact Information

Investor inquiries:

Grady Walker, Treasurer and Director of Investor Relations

(404) 459-4584 or investor.relations@popeyes.com

OR

Media Inquiries:

Jennifer Webb, SVP-Operations, Coltrin & Associates, Inc.

(212) 221-1616 or jennifer_webb@coltrin.com